Exhibit 99.1

Harris Corporation Reports Record Earnings Per Share of $.57
On 27% Revenue Growth in Fourth Quarter

MELBOURNE, Florida, July 28, 2004 - Harris Corporation (NYSE:HRS) today announced results for its fiscal 2004 fourth quarter. The company reported strong revenue growth and improved operating performance across each of its government and commercial businesses.

Revenue in the fourth quarter of fiscal 2004 increased 27 percent to $723 million, compared to $571 million in the prior-year quarter. Fourth quarter results include the previously announced sale of the tools and test systems product line, which is reported as discontinued operations, and charges associated with cost-reduction actions. Net income for the fourth quarter of fiscal 2004 was $38.2 million, or $.57 per diluted share, compared to $0.7 million, or $.01 per diluted share in the prior-year quarter. Net income in the fourth quarter of fiscal 2003 also included charges associated with cost-reduction actions.

Non-GAAP income from continuing operations in the fourth quarter, which excludes charges associated with cost-reduction actions, increased 44 percent to $38.2 million, or $.57 per diluted share. This compares to non-GAAP income from continuing operations of $26.5 million, or $.40 per diluted share in the prior-year quarter, which excludes charges associated with cost-reduction actions, the discontinuation of telecom products, and the exit of the telecom switch business.

Total revenue for fiscal year 2004 increased 22 percent to $2.52 billion, compared to $2.06 billion in fiscal 2003. Net income for the fiscal year increased 123 percent to $132.8 million, or $1.99 per diluted share. This compares to prior-year net income of $59.5 million, or $.90 per diluted share.

“Improved fourth quarter financial results in our commercial businesses — Broadcast Communications and Microwave Communications — are encouraging,” said Howard L. Lance, chairman, president, and chief executive officer. “We delivered top-line growth in both businesses as revenue increased 19 percent in Microwave and 15 percent in Broadcast, compared to the prior-year quarter. The Microwave division returned to profitability, excluding the impact of fourth quarter cost-reduction actions. Profitability in the Broadcast segment also improved. Fourth quarter cost-reduction actions implemented in both businesses will support further profitability improvement in fiscal 2005.

“Our two government businesses continued to deliver strong revenue growth and excellent operating performance,” Lance added. “Government Communications Systems and RF Communications divisions are expected to continue to benefit from their diverse customer base and broad portfolio of tactical and strategic programs that support U.S. government and international customers.”

Government Communications Systems

Fourth quarter revenue in the Government Communications Systems segment increased 37 percent to $435 million, compared to $317 million in the prior-year quarter. Operating income increased 40 percent to $42.2 million. The division continued to demonstrate outstanding performance on defense, intelligence, civil, and technical service programs.

Segment revenue exhibited strong momentum across the entire business. Major contributors to growth during the quarter included numerous classified programs, the FAA Telecommunications Infrastructure (FTI) program, the Iraqi Media Network (IMN) program, the MAF/Tiger database modernization program for the U.S. Census Bureau, and additional Department of Defense programs for avionics, satellite communications, and missile defense.

Following the quarter, Harris completed the acquisition of Orkand Corporation for $66 million in cash. Orkand revenue was $84 million for the 12 months ended June 2004. The acquisition is expected to be immediately accretive to earnings. Orkand adds significant scale to the company’s mission-critical services business and provides insight into business development opportunities with several new customers including the Department of State, Department of Labor, Department of the Interior, Department of Health and Human Services, Department of Energy, and the U.S. Postal Service.

RF Communications

The RF Communications segment reported a 21 percent increase in fourth quarter revenue to $120 million, compared to $99 million in the prior-year quarter. Operating income increased 18 percent to $31.4 million in the fourth quarter.

Harris’ Falcon® II tactical radio is well known as the “radio of choice” on the battlefield and has experienced unprecedented demand. The interoperability of the Falcon family of radios has become increasingly important as countries seek communications superiority for joint missions. Orders in the quarter included a $15 million contract to provide tactical radios for forces being deployed to Iraq and Afghanistan as part of the U.S. Army rapid-fielding-initiative. Additional orders came from the U.S. Marine Corps, U.S. Air Force, and from NATO members Romania, Latvia, Norway, and France. Additional orders were received from Pakistan, Albania, Oman, Uganda, and Tunisia.

The next generation radio for the U.S. government, the Falcon III™, is currently under development and incorporates JTRS (Joint Tactical Radio System) technology and waveforms, and will be compatible with radios currently in the field.

Microwave Communications

Fourth quarter revenue grew 19 percent in the Microwave Communications segment. Revenue reached $97 million, compared to $81 million in the prior year. Revenue improvement was driven by growth in the Middle East and Africa. This included a project with MTN Nigeria to supply, design, and implement Harris MegaStar® radios for its high-capacity GSM network, and a project with MTC-Vodafone in Kuwait utilizing Harris NetBoss® software as the foundation of an Integrated Network Management System.

The segment reported a fourth quarter loss of $5.8 million, compared to a loss of $9.2 million in the prior year. Gross margin improved in the quarter both sequentially and compared to the prior year, and the segment returned to profitability, excluding the impact of a $7.3 million charge for cost-reduction actions. There was an $8.6 million charge for cost reductions in the prior-year quarter.

Results in the fourth quarter do not reflect the future benefit of the cost-reduction actions announced in the quarter, which are expected to have a payback period of less than 12 months. The actions include a workforce reduction of 100 worldwide and the transfer of 140 jobs related to administration and support functions in Redwood Shores, California, to the lower-cost operations in Research Triangle Park, North Carolina. The division also established production and support for the new TRuepoint™ microwave radio family at its San Antonio, Texas, facility where the successful Constellation® and MegaStar® product lines are manufactured.

During the quarter, Harris’ new TRuepoint™ 5000 radio was selected for wireless infrastructure projects in Argentina, Indonesia, and Romania.

Broadcast Communications

Revenue in the Broadcast Communications segment grew 15 percent to $89 million, up from $77 million in the prior-year quarter. Revenue from the IMN project drove the increase.

During the fourth quarter, the Broadcast division won a $6.5 million order for 12 high-power DTV transmitters from a major station group and an order for 17 HD Radio™ transmitters from Clear Channel, the largest radio broadcaster in the U.S. Automation orders were received from Sky Italia Roma, PCTV in Mexico, and Corinthian Television in the United Kingdom.

The segment reported income of $3.9 million in the fourth quarter. Cost-reduction actions taken in the fourth quarter included a headcount reduction of 100 in the U.S. and Europe and are expected to provide further profitability improvement in fiscal 2005. The related charges of approximately $4 million in the quarter were offset by the reversal of a previously established reserve for the consolidation of the company’s European broadcast operations. The prior-year quarter had an operating loss of $2.4 million and included a $4.4 million charge associated with cost-reduction actions.

“The rebound in revenue to $89 million and the improvement in profitability are encouraging,” said Lance. “We also have realigned the organization into five market-focused, customer-facing business units to drive revenue growth and improve customer responsiveness. To further support this effort, we have added bench-strength to an already seasoned management team.”

Financial Position

The company’s financial position and level of liquidity continue to be very strong. Positive cash flow provided by operations during fiscal 2004 totaled $270 million, compared to $153 million in the prior year. Cash and cash equivalents on hand at the end of the year were $628 million, substantially greater than the $411 million total debt outstanding. Days sales outstanding and inventory turnover for the fiscal year improved significantly compared to the prior year.

Outlook

“Harris is uniquely positioned to leverage opportunities in both the government and commercial communications markets,” said Lance. “In our Broadcast and Microwave businesses, we have taken additional cost-reduction actions, realigned organization structures to better serve our markets, and introduced important new products. We expect the contribution from our commercial businesses to increase the overall profitability of Harris in fiscal 2005.

“In our government businesses, strong demand for mobility, interoperability, and speed of communications around the world supports continued momentum. We have a sizeable program backlog and numerous new opportunities that we are pursuing. Although we continue to be cautious regarding total U.S. government spending levels, we will benefit from our well-diversified customer and program base. We believe that the long overdue transformation of the global defense communications infrastructure currently underway is absolutely critical to provide greater national security, and it will remain an area of great focus and investment.

“We are confident in our ability to deliver earnings growth for fiscal 2005 in the range of $2.25 to $2.35 per diluted share,” Lance said. “This represents growth of 15 to 20 percent compared to income from continuing operations of $1.96 per diluted share on a non-GAAP basis for fiscal 2004.”

Harris Corporation is an international communications technology company focused on providing assured communications™ products, systems and services for government and commercial customers. The company’s operating divisions serve markets for government communications, tactical radio, broadcast, and microwave systems. Harris provides systems and service to customers in more than 150 countries. Additional information about Harris Corporation is available at www.harris.com.

NOTE: In conjunction with the quarterly earnings release, the company will conduct a conference call on Wednesday, July 28 at 5 p.m. (ET). Interested individuals are invited to listen to the call by using a dial-in number: (719) 457-2621, access code: 662982. The conference call also will be broadcast live via the Internet at http://www.harris.com/conference-call and a replay will be available at the same site.

Non-GAAP Financial Measures This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including segment operating income (loss), income from continuing operations, and income from continuing operations per diluted common share adjusted to exclude certain costs, expenses, and gains and losses. A reconciliation of the difference between each non-GAAP financial measure, with the most directly comparable financial measure calculated in accordance with GAAP, is included in this release.

Forward-Looking Statement

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: expectations for strong performance in our government-related businesses, the potential value of contract awards and potential contract awards, and earnings guidance for fiscal 2005. The Company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The Company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: uncertain economic conditions which make it difficult to estimate growth in our markets and, as a result, future income and expenditures; the telecommunications downturn, which has had and may continue to have a negative effect on our telecom businesses; our dependence on the U.S. Government for a significant portion of our revenues, as the loss of this relationship or a shift in U.S. Government funding could have adverse consequences on our future business; financial and government and regulatory risks relating to international sales and operations, including fluctuations in foreign currency exchange rates and the effectiveness of our currency hedging program; the fair values of our portfolio of passive investments, which values are subject to significant price volatility or erosion; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events, which may affect adversely the markets in which we operate, our ability to insure against risks, our operations or our profitability; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; potential changes in U.S. Government or customer priorities due to program reviews or revisions to strategic objectives, including termination of or potential failure to fund U.S. Government contracts; risks inherent with large long-term fixed price contracts, particularly the ability to contain cost overruns; the performance of critical subcontractors or suppliers; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; customer demand for financing and customer credit risk; cost reductions, which may not yield the benefits we expect and could have adverse effects on our future business; the impact of competitive products and pricing; risks inherent in developing new technologies; the ability to recruit and retain qualified personnel; and general economic conditions in the markets in which we operate. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. Harris disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

# # #

Media inquiries: Tom Hausman at 321-727-9131, or tom.hausman@harris.com

Investor relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

Table 1
HARRIS CORPORATION
FY’04 Fourth Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME

	Quarter Ended		Year Ended
	July 2,	June 27,	July 2,	June 27,
(in millions, except per share amounts)	2004	2003	2004	2003
Revenue from product sales and services	$722.8	$571.3	$2,518.6	$2,060.6

Cost of product sales and services	(541.5)	(431.9)	(1,888.3)	(1,543.2)
Engineering, selling and administrative expenses	(124.8)	(124.7)	(421.0)	(414.1)
Non-operating income (loss)	(3.6)	1.6	(11.0)	23.7
Interest income	1.8	1.1	6.2	6.1
Interest expense	(6.0)	(6.1)	(24.5)	(24.9)

Income from continuing operations before income taxes	48.7	11.3	180.0	108.2
Income taxes	(15.6)	(4.0)	(54.3)	(37.9)

Income from continuing operations	33.1	7.3	125.7	70.3
Discontinued operations net of income taxes	5.1	(6.6)	7.1	(10.8)

Net income	$38.2	$0.7	$132.8	$59.5

Net Income Per Common Share
Basic
Continuing operations	$.50	$.11	$1.90	$1.06
Discontinued operations	.08	(.10)	.11	(0.16)

	$.58	$.01	$2.01	$.90

Diluted
Continuing operations	$.49	$.11	$1.88	$1.06
Discontinued operations	.08	(.10)	.11	(0.16)

	$.57	$.01	$1.99	$.90

Cash dividends paid per common share	$.10	$.08	$.40	$.32
Average basic shares outstanding	66.2	66.3	66.2	66.2
Average diluted shares outstanding	67.0	66.4	66.9	66.4

Table 2
HARRIS CORPORATION
FY’04 Fourth Quarter Summary
BUSINESS SEGMENT INFORMATION

	Quarter Ended		Year Ended
	July 2,	June 27,	July 2,	June 27,
(in millions)	2004	2003	2004	2003
Revenue
Government Communications Systems	$435.4	$316.7	$1,506.1	$1,137.4
RF Communications	119.5	99.0	430.4	325.7
Microwave Communications	96.9	81.4	329.8	297.5
Broadcast Communications	89.1	77.2	287.2	315.2
Corporate eliminations	(18.1)	(3.0)	(34.9)	(15.2)

	$722.8	$571.3	$2,518.6	$2,060.6

Income From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$42.2	$30.1	$153.4	$104.9
RF Communications	31.4	26.6	118.9	84.3
Microwave Communications	(5.8)	(9.2)	(12.1)	(24.3)
Broadcast Communications	3.9	(2.4)	8.1	8.0
Headquarters expense	(12.5)	(30.4)	(51.7)	(69.6)
Corporate eliminations	(2.7)	—	(7.3)	—
Non-operating income (loss)	(3.6)	1.6	(11.0)	23.7
Net interest	(4.2)	(5.0)	(18.3)	(18.8)

	$48.7	$11.3	$180.0	$108.2

Table 3
HARRIS CORPORATION
FY’04 Fourth Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	Fiscal Year Ended
	July 2,	June 27,
(in millions)	2004	2003
Operating Activities
Net income	$132.8	$59.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	55.1	56.4
Non-current deferred income tax	23.2	5.6
Gain on the sale of securities available for sale	(2.3)	(21.2)
Gain on the sale of LiveTV, LLC	—	(18.8)
Gain on the sale of the tools and test systems product line	(18.9)	—
(Increase) decrease in:
Accounts and notes receivable	(27.4)	(37.0)
Unbilled costs and inventories	46.7	33.1
Increase (decrease) in:
Accounts payable and accrued expenses	46.8	39.5
Advance payments and unearned income	22.6	24.3
Income taxes	(25.7)	(2.7)
Other	17.4	14.1

Net cash provided by operating activities	270.3	152.8

Investing Activities
Additions of plant and equipment	(66.4)	(73.0)
Cash paid for strategic investments	(2.8)	(5.4)
Proceeds from the sale of securities available for sale	7.9	30.1
Proceeds from the sale of LiveTV, LLC	—	19.0
Proceeds from the sale of the tools and test systems product line	44.7	—

Net cash used in investing activities	(16.6)	(29.3)

Financing Activities
Proceeds from borrowings	6.6	182.8
Payments of borrowings	(30.2)	(62.9)
Proceeds from sale of common stock	37.0	2.3
Repurchase of common stock	(56.5)	(6.0)
Cash dividends	(26.6)	(21.2)

Net cash provided by (used in) financing activities	(69.7)	95.0

Effect of exchange rate changes on cash and cash equivalents	0.9	(2.1)

Net increase in cash and cash equivalents	184.9	216.4
Cash and cash equivalents at beginning of year	442.6	226.2

Cash and cash equivalents at end of year	$627.5	$442.6

Table 4
HARRIS CORPORATION
FY’04 Fourth Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET

	July 2,	June 27,
(in millions)	2004	2003
Assets
Cash and cash equivalents	$627.5	$442.6
Marketable securities	16.1	23.1
Receivables	457.5	415.7
Unbilled costs and accrued earnings	111.1	164.8
Inventories	220.9	203.1
Current deferred income taxes	114.1	83.1
Income taxes receivable	6.6	5.2
Plant and equipment	283.3	281.6
Goodwill	223.3	214.3
Non-current notes receivable	18.1	28.0
Non-current deferred income taxes	—	21.1
Net assets of discontinued operations	—	36.7
Other assets	147.3	156.0

	$2,225.8	$2,075.3

Liabilities and Shareholders’ Equity
Short-term debt	$9.9	$32.0
Accounts payable and accrued expenses	403.8	352.3
Advance payments and unearned income	129.1	106.2
Non-current deferred income taxes	2.8	—
Long-term debt	401.4	401.6
Shareholders’ equity	1,278.8	1,183.2

	$2,225.8	$2,075.3

HARRIS CORPORATION
FY’04 Fiscal Year Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE

To supplement our consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), we provide additional measures of segment operating income (loss), income from continuing operations, and income from continuing operations per diluted common share adjusted to exclude certain costs, expenses, and gains and losses. Management of Harris believes that these non-GAAP financial measures provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionate positive or negative impact on results in any particular period. Management also believes that these non-GAAP measures enhance the ability of an investor to analyze trends in Harris’ business and to better understand our performance. In addition, the Company may utilize non-GAAP financial measures to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY’04 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Condensed Consolidated Statement Of Income

	Quarter Ended			Quarter Ended
(in millions, except per share amounts)	July 2, 2004			June 27, 2003
	As		Non-	As		Non-
	Reported	Adjustment	GAAP	Reported	Adjustment	GAAP
Revenue from product sales and services	$722.8	$—	$722.8	$571.3	$—	$571.3

Cost of product sales and services(A)	(541.5)	—	(541.5)	(431.9)	8.6	(423.3)
Engineering, selling and administrative expenses(B)	(124.8)	7.3	(117.5)	(124.7)	20.8	(103.9)
Non-operating income (loss)	(3.6)	—	(3.6)	1.6	—	1.6
Interest income	1.8	—	1.8	1.1	—	1.1
Interest expense	(6.0)	—	(6.0)	(6.1)	—	(6.1)

Income from continuing operations before income taxes	48.7	7.3	56.0	11.3	29.4	40.7
Income taxes	(15.6)	(2.2)	(17.8)	(4.0)	(10.2)	(14.2)

Income from continuing operations	$33.1	$5.1	$38.2	$7.3	$19.2	$26.5

Income from continuing operations per diluted common share	$.49	$.08	$.57	$.11	$.29	$.40

	Fiscal Year Ended			Fiscal Year Ended
(in millions, except per share amounts)	July 2, 2004			June 27, 2003
	As		Non-	As		Non-
	Reported	Adjustment	GAAP	Reported	Adjustment	GAAP
Revenue from product sales and services	$2,518.6	$—	$2,518.6	$2,060.6	$—	$2,060.6

Cost of product sales and services(A)	(1,888.3)	—	(1,888.3)	(1,543.2)	8.6	(1,534.6)
Engineering, selling and administrative expenses(B)	(421.0)	7.3	(413.7)	(414.1)	29.1	(385.0)
Non-operating income (loss)	(11.0)	—	(11.0)	23.7	—	23.7
Interest income	6.2	—	6.2	6.1	—	6.1
Interest expense	(24.5)	—	(24.5)	(24.9)	—	(24.9)

Income from continuing operations before income taxes	180.0	7.3	187.3	108.2	37.7	145.9
Income taxes	(54.3)	(2.2)	(56.5)	(37.9)	(13.2)	(51.1)

Income from continuing operations	$125.7	$5.1	$130.8	$70.3	$24.5	$94.8

Income from continuing operations per diluted common share	$1.88	$.08	$1.96	$1.06	$.37	$1.43

Table 6
HARRIS CORPORATION
FY’04 Fourth Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
BUSINESS SEGMENT INFORMATION

	Quarter Ended			Quarter Ended
(in millions)	July 2, 2004			June 27, 2003
	As		Non-	As		Non-
	Reported	Adjustment	GAAP	Reported	Adjustment	GAAP
Revenue
Government Communications Systems	$435.4	$—	$435.4	$316.7	$—	$316.7
RF Communications	119.5	—	119.5	99.0	—	99.0
Microwave Communications	96.9	—	96.9	81.4	—	81.4
Broadcast Communications	89.1	—	89.1	77.2	—	77.2
Corporate eliminations	(18.1)	—	(18.1)	(3.0)	—	(3.0)

	$722.8	$—	$722.8	$571.3	$—	$571.3

Income From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$42.2	$—	$42.2	$30.1	$—	$30.1
RF Communications	31.4	—	31.4	26.6	—	26.6
Microwave Communications(C)	(5.8)	7.3	1.5	(9.2)	8.6	(0.6)
Broadcast Communications(D)	3.9	—	3.9	(2.4)	4.4	2.0
Headquarters expense(E)	(12.5)	—	(12.5)	(30.4)	16.4	(14.0)
Corporate eliminations	(2.7)	—	(2.7)	—	—	—
Non-operating income (loss)	(3.6)	—	(3.6)	1.6	—	1.6
Net interest	(4.2)	—	(4.2)	(5.0)	—	(5.0)

	$48.7	$7.3	$56.0	$11.3	$29.4	$40.7

	Fiscal Year Ended			Fiscal Year Ended
(in millions)	July 2, 2004			June 27, 2003
	As		Non-		As	Non-
	Reported	Adjustment	GAAP	Reported	Adjustment	GAAP
Revenue
Government Communications Systems	$1,506.1	$—	$1,506.1	$1,137.4	$—	$1,137.4
RF Communications	430.4	—	430.4	325.7	—	325.7
Microwave Communications	329.8	—	329.8	297.5	—	297.5
Broadcast Communications	287.2	—	287.2	315.2	—	315.2
Corporate eliminations	(34.9)	—	(34.9)	(15.2)	—	(15.2)

	$2,518.6	$—	$2,518.6	$2,060.6	$—	$2,060.6

Income From Continuing Operations Before Income Taxes
Segment Operating Income (Loss):
Government Communications Systems	$153.4	$—	$153.4	$104.9	$—	$104.9
RF Communications	118.9	—	118.9	84.3	—	84.3
Microwave Communications(C)	(12.1)	7.3	(4.8)	(24.3)	16.9	(7.4)
Broadcast Communications(D)	8.1	—	8.1	8.0	4.4	12.4
Headquarters expense(E)	(51.7)	—	(51.7)	(69.6)	16.4	(53.2)
Corporate eliminations	(7.3)	—	(7.3)	—	—	—
Non-operating income (loss)	(11.0)	—	(11.0)	23.7	—	23.7
Net interest	(18.3)	—	(18.3)	(18.8)	—	(18.8)

	$180.0	$7.3	$187.3	$108.2	$37.7	$145.9

HARRIS CORPORATION
FY’04 Fiscal Year Summary
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

Notes to tables 5 and 6:

Note A – Adjustments to cost of product sales and services for the year and quarter ended June 27, 2003 relate to inventory write-offs in our Microwave Communications segment associated with the exit of our WinRoLL and RapidNet wireless local loop products ($5.8 million), MDL microwave radio products ($1.3 million) and the shut-down of our Brazilian manufacturing plant ($1.5 million).

Note B – Adjustments to engineering, selling and administrative expenses for the year and quarter ended July 2, 2004 relate to severance, moving, and other costs associated with cost reduction actions aimed at reducing expenses in our Microwave Communications segment, including the consolidation of administrative and support functions at its Durham, North Carolina location and the production support of its TRuepointTM microwave radio family in its San Antonio, Texas manufacturing facility ($7.3 million). Adjustments to engineering, selling and administrative expenses for the year and quarter ended June 27, 2003 relate to severance, moving, and other costs associated with cost reduction actions aimed at reducing expenses in our corporate headquarters ($4.0 million) and Broadcast Communications segment ($4.4 million) as well as the disposal of assets remaining from our previously exited telecom switch business ($12.4 million). Adjustments to engineering, selling and administrative expenses for the year ended June 27, 2003 also relate to severance, moving, and other costs associated with the consolidation of our Microwave Communications segment’s R&D in the U.S. from three locations to one location in Durham, North Carolina ($8.3 million).

Note C – Adjustments to Microwave Communications segment operating income (loss) for the year and quarter ended July 2, 2004 relate to severance, moving, and other costs associated with cost reduction actions aimed at reducing expenses in our Microwave Communications segment, including the consolidation of administrative and support functions at its Durham, North Carolina location and the production support of its TRuepointTM microwave radio family in its San Antonio, Texas manufacturing facility ($7.3 million). Adjustments to Microwave Communications segment operating income for the year and quarter ended June 27, 2003 relate to inventory write-offs associated with the exit of the WinRoll, RapidNet wireless local loop products ($5.8 million) and MDL microwave radio products ($1.3 million) and the shut-down of this segment’s Brazilian manufacturing plant ($1.5 million). Adjustments to Microwave Communications segment operating income for the year ended June 27, 2003 also relate to severance, moving, and other costs associated with the consolidation of our Microwave Communications segment’s R&D in the U.S. from three locations to one location in Durham, North Carolina ($8.3 million).

Note D – Adjustments to Broadcast Communications segment’s operating income (loss) for the year and quarter ended June 27, 2003 relate to severance, moving, and other costs associated with cost reduction actions aimed at reducing operating expenses ($4.4 million).

Note E – Adjustments to headquarters expense for the year and quarter ended June 27, 2003 relate to severance and other costs associated with cost reduction actions aimed at reducing headquarters infrastructure expense ($4.0 million) as well as the disposal of assets remaining from our previously exited telecom switch business ($12.4 million).